EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

TERADATA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Other(2)	5,975,890	$44.17(2)	$263,955,061(2)	$0.00011020	$29,087.85

Total Offering Amounts					$263,955,061		$29,087.85

Total Fee Offsets							—

Net Fee Due							$29,087.85

(1)

Amount to be registered consists of 5,975,890 shares of Common Stock, par value $0.01 per share, of Teradata Corporation which may be issued or sold pursuant to the Teradata 2023 Stock Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or issued to as a result of any adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share as reported on the New York Stock Exchange on May 9, 2023.